Exhibit No. 15.3

CONCREIT FUND I LLC

AUTOMATIC DISTRIBUTION REINVESTMENT PLAN

Introduction

Under the Automatic Distribution Reinvestment Plan (the “Reinvestment Plan”) for Concreit Fund I LLC (the “Company”), Distributions (as defined below) declared by its manager, Concreit Fund Management LLC (the “Manager”) on membership interests of the Company (each, a “Investor Share” and, collectively “Investor Shares”) will automatically be reinvested in additional Investor Shares of the Company. Each member of the Company (the “Member” and collectively “Members”) may elect to receive Distributions in cash (i.e., “opt-out”) rather than participate in the Reinvestment Plan. For any Member that does not elect such opt-out (each, a “Participant” and collectively, “Participants”), Distributions on such Member’s Investor Shares will be reinvested by the Manager, in the form of newly issued Investor Shares, as set forth below. Participation in the Reinvestment Plan is completely voluntary, and may be terminated or resumed at any time without penalty by written notice through the Concreit mobile application (the “Concreit App”) if received and processed by the Manager prior to the record date of the applicable Distribution, subject to the restrictions and limitations set forth in the Reinvestment Plan.

Reinvestment Plan Details

1. Account. The Manager will credit the account of each Member in the same name in which such Member’s Investor Shares are registered. Whenever the Manager declares a distribution (a “Distribution”) payable in cash, non-participants in the Reinvestment Plan will receive cash and Participants in the Reinvestment Plan will receive the equivalent in Investor Shares, including fractions (“Newly Issued Investor Shares”). The Manager will maintain all Participant accounts in the Reinvestment Plan and furnish electronically distributed written confirmation of all transactions in the accounts, including, but not limited to, the amount invested, the purchase price, the number of Investor Shares purchased, and total Investor Shares accumulated, including other Investor Shares registered in such Participant’s name.

2. Valuation. On the payment date for a Distribution, each Participant shall receive Newly Issued Investor Shares, from the Company to each Participant’s account. The number of Newly Issued Investor Shares to be credited to each Participant ’s account will be determined by dividing the dollar amount of the Distribution by the most recently computed net asset value per Investor Share (“NAV per Investor Share”). It is contemplated that the Manager will promptly pay the Distribution after the end of each calendar month.

3. Number of Newly Issued Investor Shares Issuable. The number of Investor Shares of the Company’s Investor Shares authorized for issuance under the Reinvestment Plan shall count towards the $50,000,000 maximum offering amount for each twelve (12) month period, in aggregate $100,000,000 of Investor Shares being offered pursuant to the offering circular dated November [Insert], as amended (the “Offering Circular”), subject and contingent upon the qualification by the SEC. A Participant shall not be able to acquire Investor Shares under the Reinvestment Plan to the extent such purchase would cause the Company to exceed the offering limit set forth in the Offering Circular.

4. Procedures for Participation. Holders of Investor Shares will automatically be enrolled as Participants in the Reinvestment Plan unless such holder opts-out of the Reinvestment Plan at the time of their initial subscription or upon written notice via the Concreit App to receive Distributions in cash. Participants who decide to opt-out of the Reinvestment Plan may subsequently elect to re-enroll by completing and executing an enrollment form of the Company (the “Enrollment Form”) provided through the Concreit App to. The Enrollment Form must be received by the Company 10 days prior to the Distribution payment date in order to participate in the succeeding Distribution. Otherwise such enrollment will be deemed effective with respect to any subsequent Distribution.

5. General Terms of the Reinvestment Plan.

(i) Selling commissions shall not be charged on the Investor Shares pursuant to the Reinvestment Plan;

(ii) Participants shall not be charged any fees related to the Reinvestment Plan;

(iii) The Manager shall promptly reinvest Distributions under the Reinvestment Plan following the payment date with respect to such Distributions to the extent that Investor Shares are available for purchase under the Reinvestment Plan. If, for any reason beyond the control of the Manager, reinvestment of the Distribution cannot be completed within thirty (30) days after the applicable payment date for Distribution, funds held by the Manager on behalf of a Participant will be distributed to that Participant;

(iv) Participants in the Reinvestment Plan are required to invest 100% of the Distributions in Newly Issued Investor Shares. As a result, the purchase of fractional Investor Shares may occur;

(v) A Participant will not be able to acquire Investor Shares under the Reinvestment Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s limited liability company agreement, as amended. Specifically, to help ensure that the Company maintains its status as a REIT, the Company will restrict any Participant from acquiring, directly or indirectly, beneficial or constructive ownership of more than the ownership limits set forth in the Company’s Operating Agreement; unless the Company’s Manager has agreed to waive the ownership limitations with respect to a particular Participant, in which case the Company will restrict such participant from acquiring, directly or indirectly, beneficial or constructive ownership of the Company’s Investor Shares in violation of the ownership limits set forth in such Participant’s waiver agreement.

6. Voting of Newly Issued Investor Shares. In connection with any matter requiring the vote of the Company’s Members, each Participant shall be entitled to vote, all Newly Issued Investor Shares acquired by the Participant through the Reinvestment Plan.

7. Taxation. The automatic reinvestment of Distributions will not relieve Participants of any Federal, state, or local income tax that may be payable (or required to be withheld) on such Distribution. Specifically, Members will be treated as if they have received the Distribution from the Company in cash and then applied such Distribution to the purchase of additional Investor Shares. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Reinvestment Plan, each Participant should consult with their own tax advisors.

8. Termination by Participant. A Participant may terminate participation in the Reinvestment Plan at any time by submitting a notice through the Concreit App. To be effective for the Distribution following the submission of such notice, the notice must be received at least 5 days prior to the date payment date of the Distribution. Following termination, all future Distributions will be paid to such Participant in cash.

Additionally, in the event a Participant requests that the Company repurchase all of the Participant’s Investor Shares, and such request is granted, the Participant shall be deemed to have given sufficient notice that such Participant is terminating his or her participation in the Reinvestment Plan, and is electing to receive all future Distributions in cash.

9. Amendment or Termination of the Reinvestment Plan by the Company. The Manager may amend or terminate the Reinvestment Plan for any reason upon thirty (30) days’ notice through the Concreit App. The Manager may provide notice by including such information in a separate electronic correspondence to Members.

11. Liability of the Company and its Manager. Neither the Company, nor its Manager or any other respective affiliates or parent companies shall be liable for any act done in good faith, or for any good faith omission to act, in connection with administering the Reinvestment Plan. Neither the Company, nor its Manager or any other respective affiliates or parent companies shall have any responsibility or liability as to the value of the Investor Shares or any change in the value of the Investor Shares acquired for the Participant.

12. Governing Law. The Reinvestment Plan shall be governed by the laws of the State of Delaware.

13. Correspondence. All correspondence, from a holder of Investor Shares concerning the Reinvestment Plan should be conducted through the Concreit App. Participant who hold their Investor Shares through a broker or other nominee should direct correspondence or questions concerning the Reinvestment Plan to their broker or nominee.

14. Current Administrator:               Concreit Fund Management LLC

1411 4th Avenue, Suite 1000

Seattle, WA 98101

legal@concreit.com

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